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                                                                     EXHIBIT 2.3

                          VOTING AND LOCK-UP AGREEMENT

        THIS VOTING AND LOCK-UP AGREEMENT dated May 22, 2000 by and between JAKKS Pacific, Inc., a Delaware corporation ("JAKKS"), and the stockholders of Pentech International Inc., a Delaware corporation ("Pentech"), listed on the signature page hereof (each, a "Principal Stockholder").

                              W I T N E S S E T H:


        WHEREAS, concurrently herewith, JAKKS and Pentech are entering into an Agreement of Merger, pursuant to which a subsidiary of JAKKS will merge into Pentech (the "Merger Agreement"); and

        WHEREAS, each Principal Stockholder has determined that the Merger is in the best interests of Pentech and its stockholders, and intends to endorse and vote in favor of the Merger; and

        WHEREAS, JAKKS is requiring that the Principal Stockholders enter into this agreement as a condition to its entering into the Merger Agreement;

        NOW, THEREFORE, the parties hereto agree as follows:

        1. Definitions. Capitalized terms, not otherwise defined herein, are used herein as defined in the Merger Agreement.

        2. Voting Agreement.

               2.1 Each Principal Stockholder shall cause all shares of Pentech Common Stock owned by him on the record date for the Stockholders' Meeting or as to which he has or may exercise the right to vote or to direct the manner of voting to be voted at the Stockholders'

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Meeting or at any other meeting of Pentech's stockholders or in connection with any other action, including action by written consent, of Pentech's stockholders relating to this Agreement or the Merger:

                      (a) to adopt the Merger Agreement and to approve the Merger, and in favor of any other action that could reasonably be expected to facilitate the Merger; and

                      (b) against any action or proposal that could reasonably be expected to result in the failure of any of the conditions to the obligations of the parties to the Merger Agreement with respect to the Merger or otherwise prevent, interfere with or delay the consummation of the Merger.

        3. Lock-Up and Other Covenants.


               3.1 No Principal Stockholder shall, without the prior written consent of JAKKS:

                      (a) except as set forth on Schedule I, sell, assign, pledge or otherwise transfer or dispose of any shares of Pentech Common Stock or create or suffer to exist any Lien upon any shares of Pentech Common Stock owned by him;

                      (b) agree or consent to relinquish or limit any right which he has or may exercise to vote or to direct the manner of voting of any shares of Pentech Common Stock; or

                      (c) enter into any agreement, commitment or arrangement by which any other Person would acquire any right to vote or to direct the manner of voting any shares of Pentech Common Stock.

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               3.2 No Principal Stockholder shall make in such capacity any public statement or to take a public position adverse to or inconsistent with the approval and recommendation of the Merger.

               3.3 Each Principal Stock agrees to resign, effective as of the Effective Time, from each position as a director or officer of Pentech or a Subsidiary which he may occupy immediately prior to the Effective Time.

               3.4 JAKKS and each Principal Stockholder agree to execute and deliver to each other at the Closing the Services Agreement relating to such Principal Stockholder.

        4. Acknowledgments. Each of the Principal Stockholders expressly acknowledges that:

                      (a) he will receive a direct and substantial pecuniary benefit from the consummation of the Merger; and

                      (b) JAKKS and Newco are relying upon the agreements, covenants, representations and warranties of the Principal Stockholders set forth in this Agreement as a substantial inducement for each of them to enter into the Merger Agreement and to effect the Merger.

        5. Representations and Warranties. Each Principal Stockholder hereby represents and warrants to JAKKS as follows:

                      (a) such Principal Stockholder owns beneficially and of record all of the shares of Pentech Common Stock set forth opposite his name on
Schedule I free and clear of all Liens or any restriction with respect to the voting or disposition thereof (except as set forth on Schedule I and except for any such restriction provided in this Agreement and other than restrictions of general applicability imposed by federal or state securities Laws), and has the sole

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right to vote such shares at the Stockholders' Meeting, and has the right to vote or to direct the manner of voting of such other shares of Pentech Common Stock as are set forth on Schedule I;

                      (b) such Principal Stockholder has the power and authority to execute and deliver this Agreement and to assume and perform his obligations hereunder;

                      (c) this Agreement has been duly executed and delivered by such Principal Stockholder and is his legally valid and binding obligation, enforceable against him in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (ii) equitable principles limiting the availability of specific performance, injunctive relief and other equitable remedies;

                      (d) the execution and delivery of this Agreement do not, and the performance by such Principal Stockholder of his obligations hereunder will not, create any Lien upon any shares of Pentech Common Stock owned by him or violate, conflict with, result in any breach of, or constitute a default under any agreement, indenture, instrument, Lien, Law or Order to which he is a party or is subject or which is or purports to be binding upon him or his assets; and

                      (e) no Consent of, Notice to, any Person is required as to such Principal Stockholder in connection with his execution and delivery of this Agreement or the performance of his obligations hereunder.

        6. Termination. The obligations of the parties hereto shall terminate at the Effective Time, subject to the performance and satisfaction of all such obligations prior to or at the Closing or, if the Merger does not become effective, at the time of termination of the Merger Agreement in accordance with the provisions thereof, unless such termination is contested by JAKKS in good faith in a Proceeding in a court of competent jurisdiction, in which case this Agreement shall remain in full force and effect until the resolution of such Proceeding by an Order that is

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final beyond appeal determines the effectiveness and time of such termination;
provided that the provisions of Sections 4 and 5 and any claim of any party hereto of a breach of any representation, warranty, covenant or other provision hereof by any other party hereto shall survive such termination.

        7. Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to create any partnership, joint venture or joint enterprise or association between the parties hereto, or to authorize or to empower any party hereto to act on behalf of, obligate or bind any other party hereto.

        8. Notices. Any Notice or demand required or permitted to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy, telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the following address:

to JAKKS at:                 22761 Pacific Coast Highway
                             Malibu, California  90265
                             Attn: President
                             Fax: (310) 317-8527

with a copy to:              Feder, Kaszovitz, Isaacson,
                               Weber, Skala & Bass LLP
                             750 Lexington Avenue
                             New York, New York 10022
                             Attn: Murray L. Skala, Esq.
                             Fax: (212) 888-7776

to a Principal Stockholder:  c/o Kalin & Associates, P.C.
                             One Penn Plaza - Suite 1425
                             New York, NY 10119
                             Attn: Richard S. Kalin, Esq.
                             Fax: (212) 239-8401

with a copy to:              Richard S. Kalin, Esq.
                             Kalin & Associates, P.C.



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                             One Penn Plaza - Suite 1425
                             New York, NY 10119
                             Fax: (212) 239-8401

or such other address as either party hereto may at any time, or from time to time, direct by Notice given to the other party in accordance with this Section. The date of giving or making of any such Notice or demand shall be, in the case of clause (a)(i), the date of the receipt; in the case of clause (a)(ii), five business days after such Notice or demand is sent; and, in the case of clause
(b), the business day next following the date such Notice or demand is sent.

        9. Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

        10. Waiver. No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

        11. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the Laws of the State of Delaware without regard to principles of choice of law or conflict of laws.

        12. Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York in connection with any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in the County of New York, State of New York or such District, and agrees that service of

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any summons, complaint, Notice or other process relating to such proceeding may be effected in the manner provided by clause (a)(ii) of Section 8.

        13. Remedies. In the event of any actual or prospective breach or default by any party hereto, the other party shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit any party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.

        14. Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

        15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

        16. Further Assurances. Each party hereto shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.

        17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a party hereto.

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        18. Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by any party hereto without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void and without effect.

        19. Titles and Captions. The titles and captions of the Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

        20. Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

        21. References. The terms "herein," "hereto," "hereof," "hereby," and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Section or other part hereof.

        22. No Presumptions. Each party hereto acknowledges that it has participated, with the advice of counsel, in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that any other party hereto drafted or controlled the drafting of this Agreement.

        23. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating thereto.

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        IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.


                                       JAKKS PACIFIC, INC.


                                       By:
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                                              Name: Jack Friedman
                                              Title: Chairman (Chief Executive
                                                     Officer)

PRINCIPAL STOCKHOLDERS


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Norman Melnick                         Libby Melnick


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David Melnick                          Dana Melnick, for herself and as
                                       trustee or custodian for the benefit
                                       of others


-----------------------------
Richard S. Kalin

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                                       Noelle Makenzie Kalin, for herself
                                       and as trustee or custodian for the
                                       benefit of others


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